EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports 2009 Results

MILLERSBURG, Pa., Feb. 1, 2010 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. (“Mid Penn”) (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported increases of 5.8%,  10.2%, and  14.5% in total assets, net loans and deposits for the year ended 2009, as well as a net loss of ($2,809,000), or ($0.81) per common share. During the same period in 2008, Mid Penn had net income of $3,572,000, or $1.03 per common share. Mid Penn recorded a fourth quarter net loss in 2009 of ($3,684,000), or ($1.06) per common share.   Net income for the fourth quarter of 2008 was $217,000, or $0.07 per common share.

2009 Financial Highlights
(dollars in thousands, except per share data)
	12/31/09	12/31/08	% Change

Total Assets	$606,010	$572,999	5.8%

Total Loans (net)	472,699	429,138	10.2%

Total Deposits	500,015	436,824	14.5%

	Three Months Ended			Twelve Months Ended

	12/31/09	12/31/08	% Change	12/31/09	12/31/08	% Change

Net Interest Income	$4,675	$4,327	8.0%	$18,032	$16,966	6.3%

Net (Loss) Income Available to Common Shareholders	(3,684)	217	-1,797.7%	(2,809)	3,572	-178.6%

Diluted (Loss) Earnings per Common Share	(1.06)	0.07	-1,614.3%	(0.81)	1.03	-178.6%

Return on Equity	-27.94%	2.28%	-1,325.4%	-4.43%	8.87%	-150.0%

President’s Statement

In commenting on this earning’s statement, President and CEO Rory Ritrievi stated, “Unfortunately, we announce today that we incurred losses for both the fourth quarter of 2009 and for the year ended December 31, 2009.  As a result of the fourth quarter loss, we also announce that there will be no dividend payment to our common shareholders this quarter.  Our net losses  for both the fourth quarter of 2009 and for the year ended December 31, 2009 are primarily attributable to the provision for loan and lease losses, which is subtracted from current earnings to cover inherent losses on loans.  The provision increased by $6,300,000 in the fourth quarter of 2009 over the same period in 2008, and was up by $8,290,000 for the year in 2009 compared to 2008.  The significant increases in the provision are reflected in our net loss, and were necessary to address net charge-offs of $6,980,000 in the fourth quarter, as well as charge-offs we consider likely to occur during 2010.  We believe that the actions taken in 2009 to identify and manage credit risk in our portfolio has significantly strengthened the balance sheet and positioned the company for earnings improvement in 2010.

Despite the asset (loan) quality issues experienced in 2009 and their effect on earnings, there are positive trends to note.  Healthy core deposit growth of nearly 22% year over year, healthy loan growth of over 10% year over year, improving net interest income of more than 6% year over year and solid capital ratios are metrics in which the current management team takes pride.  Those metrics, and others, establish that our core business is strong and improving.

Income Statement

	Three months ended			Twelve months ended
	December 31,			December 31,
(dollars in thousands,
except per share data)	2009	2008	% Change	2009	2008	% Change
Net Interest Income	$4,675	$4,327	8.0%	$18,032	$16,966	6.3%
Provision for Loan and Lease Losses	7,000	700	900.0%	9,520	1,230	674.0%
Total Revenues	8,837	8,889	-0.6%	34,992	35,538	-1.5%
Total Operating Expenses	4,232	4,278	-1.1%	16,671	14,726	13.2%

Net (Loss) Income Available to Common Shareholders	(3,684)	217	-1,797.7%	(2,809)	3,572	-178.6%
Diluted (Loss) Earnings per Common Share	(1.06)	0.07	-1,614.3%	(0.81)	1.03	-178.6%

Net loss was ($3,684,000) for the fourth quarter of 2009, a decrease of $3,901,000 from net income of $217,000 in the fourth quarter of 2008. Year-to-date, net loss totaled ($2,809,000) for 2009, a decrease of $6,381,000 from net income of $3,572,000 in 2008. Fully diluted loss per common share for the fourth quarter was ($1.06), decreased from the $0.07 earnings per common share recorded the same period a year ago. Fully diluted loss per common share during 2009 was ($0.81), decreased from the $1.03 earnings per common share recorded in 2008.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2009 totaled $4,675,000, an increase of $348,000, or 8.0% from the $4,327,000 recorded a year ago. Net interest income for 2009 also increased from $16,966,000 in 2008 to $18,032,000, an increase of 6.3%. The improvement in net interest income was spurred by growth in average earning assets of 8.8% during 2009 coupled with a reduction in the average cost of funds from 3.35% during 2008 to 2.81% in 2009.

The net interest margin on a taxable-equivalent basis for the year ended December 31, 2009 was 3.42%, down 8 basis points from 3.50% during the same period in 2008. Net interest margin was adversely impacted during the period by a decline in the average yield on earning assets, which slipped from 6.42% to 5.82% between 2008 and 2009. This reduction was fueled by the decline in lending rates and other market rates to which Mid Penn indexes its variable rate loans and the negative effect of increasing nonaccrual loans on interest income.

Noninterest Expenses

Noninterest expense for the fourth quarter of 2009 was $4,232,000, down 1.1% from the $4,278,000 recorded for the fourth quarter of 2008. Noninterest expense for the year ended December 31, 2009 was $16,671,000, an increase of 13.2% over the $14,726,000 recorded in 2008. The breakdown of noninterest expenses for the three months and year ended December 31, 2009, and 2008, respectively, are shown in the following table:

	Three months ended			Twelve months ended
	December 31,			December 31,
(dollars in thousands)	2009	2008	% Change	2009	2008	% Change
Salaries and employee benefits	$1,949	$2,247	-13.3%	$8,173	$7,675	6.5%
Occupancy expense, net	183	213	-14.1%	844	967	-12.7%
Equipment expense	322	236	36.4%	1,170	870	34.5%
Computer expense	103	74	39.2%	435	457	-4.8%
PA bank shares tax expense	65	38	71.1%	366	315	16.2%
FDIC assessment	292	71	311.3%	1,163	116	902.6%
Legal and professional fees	335	225	48.9%	814	769	5.9%
Director fees and benefits expense	68	109	-37.6%	293	354	-17.2%
Marketing and advertising expense	73	188	-61.2%	679	525	29.3%
Loss on sale/write-down of foreclosed assets	34	249	-86.3%	110	281	-60.9%
Other expenses	808	628	28.7%	2,624	2,397	9.5%
Total noninterest expense	$4,232	$4,278	-1.1%	$16,671	$14,726	13.2%

The increase in expenses in 2009 over 2008 was driven by four primary factors. The first is the dramatic increase in the FDIC assessment. In addition to an increase in the ordinary assessment levied on financial institutions, the FDIC enacted a special assessment as of June 30, 2009. This special assessment was $265,000 at Mid Penn, and is reflected above in our year-to-date financial statements. The higher expense and special assessment were required for all FDIC insured institutions. The second area of impact is salaries and employee benefits. During the first quarter of 2009 a new management team was selected to lead Mid Penn. In addition to the management team, talented team members were added throughout the organization to support Mid Penn’s strong growth, enhance operational controls and efficiencies, and properly position the corporation for continued growth. The third major area of impact is in marketing and advertising expense. Mid Penn invested significant dollars in the first six months of 2009 to increase core deposits in response to specific funding opportunities. During the second half of 2009, a more targeted approach was adopted, focusing on internal calling efforts rather than broad media campaigns. The final area of impact was the opening in April 2009 of Mid Penn’s new operations facility in Halifax and the fourth quarter renovations of the Millersburg office. These projects increased equipment expense, primarily depreciation costs, and provide much needed space enhancements for current and future growth.

Balance Sheet

	December 31,
(dollars in thousands)	2009	2008	% Change
Total Assets	$606,010	$572,999	5.8%
Total Loans (net)	472,699	429,138	10.2%
Total Deposits	500,015	436,824	14.5%
Total Core Deposits	388,452	318,716	21.9%

Strong balance sheet growth continued throughout 2009. Loans increased 10.2% since December 31, 2008, spurred by credit-worthy business borrowers who were impacted by credit restrictions at regional or national financial institutions, as well as by the addition of a seasoned commercial lender who was able to bring the Bank an established portfolio of loan customers.  Core deposit growth of 21.9% was robust as a more targeted focus has been given to increasing the core deposit base within our market throughout 2009, by expanding existing relationships and developing new ones within our footprint.

Asset Quality

Mid Penn’s asset quality ratios are highlighted below:

	Period Ended
	December 31,	December 31,	September 30,
	2009	2008	2009
Non-performing assets to period-end loans and other real estate	3.44%	1.30%	2.08%
Net loan charge-offs/average total loans (annualized)	1.58%	0.13%	0.10%
Loan loss allowance/gross loans	1.60%	1.27%	1.58%
Nonperforming loan coverage	48.33%	132.20%	79.04%

Nonperforming assets at December 31, 2009 totaled $16,565,000, or 3.45% of total loans, as compared to $7,540,000, or 1.73% of total loans, at December 31, 2008 and $10,827,000, or 2.23% of total loans at September 30, 2009. Mid Penn’s provision for loan and lease losses was $7,000,000 for the fourth quarter of 2009, compared to $700,000 during the fourth quarter of 2008. For the year ended December 31, 2009, the provision for loan and lease losses was $9,520,000 compared to $1,230,000 for the year ended 2008. The Bank’s increased provision for possible loan and lease losses was due largely to an increase in charge-offs and non-performing loans, coupled with deterioration of collateral values and continued weakness in the general economy. Loan growth of approximately $46,000,000 during the year also contributed to the need for additional reserves.

Total net charge-offs for the three months ended December 31, 2009 were $6,980,000 versus net charge-offs of $262,000 for the same period in 2008. Total net charge-offs for the year ended 2009 were $7,339,000, compared to $515,000 during 2008.

Capital

The Bank’s capital ratios at December 31, 2009 were as follows:

		Regulatory Guidelines
	Mid Penn Bank	"Well Capitalized"
Leverage Ratio	7.43%	5.00%
Tier 1	9.20%	6.00%
Total Capital	10.45%	10.00%

Shareholders’ equity at December 31, 2009, totaled $46,704,000, a decrease of $4,186,000, or 8.22%, from December 31, 2008. The decrease in shareholder’s equity is primarily the result of our net loss of ($2,809,000) and the payment of $1,809,000 in common dividends during 2009.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT:  Mid Penn Bancorp, Inc.
          Rory G. Ritrievi, President, Chief Executive Officer
          Kevin W. Laudenslager, Vice President, Treasurer
          (717) 692-2133